SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 4)


                             Blue Coat Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    09534T508
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.    09534T508
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ergates Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON*

     OO, IA
-------------------------------------------------------------------------------

CUSIP No.    09534T508
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ergon Capital, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

CUSIP No.  09534T508
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jason S. Atkins

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

CUSIP No.  09534T508
            ---------------------

Item 1(a).  Name of Issuer:

            Blue Coat Systems, Inc.
            -------------------------------------------------------------------


Item 1(b).  Address of Issuer's Principal Executive Offices:

            420 North Mary Avenue, Sunnyvale, CA 94085
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Ergates Capital Management, LLC
            Ergon Capital, LP
            Jason S. Atkins
            -------------------------------------------------------------------'


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Ergates Capital Management, LLC
            1525-B The Greens Way
            Jacksonville Beach, FL 32250

            Ergon Capital, LP
            1525-B The Greens Way
            Jacksonville Beach, FL 32250

            Jason S. Atkins
            1525-B The Greens Way
            Jacsonville Beach, FL 32250
            ___________________________________________________________________

Item 2(c).  Citizenship:

            Ergates Capital Management, LLC: Florida
            Ergon Capital, LP - Delaware
            Jason S. Atkins - United States of America
            -------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share
            -------------------------------------------------------------------


Item 2(e).  CUSIP Number:

            09534T508
            -------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Ergates Capital Management, LLC: 0
          Ergon Capital, LP:  0
          Jason S. Atkins: 0
          -------------------------------------------------------------------

     (b)  Percent of class:

          Ergates Capital Management, LLC: 0%
          Ergon Capital, LP:  0%
          Jason S. Atkins: 0%
          -------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                      Ergates Capital Management, LLC: 0
                      Ergon Capital, LP:  0
                      Jason S. Atkins: 0

          (ii)  Shared power to vote or to direct the vote
                      Ergates Capital Management, LLC: 0
                      Ergon Capital, LP:  0
                      Jason S. Atkins: 0

          (iii) Sole power to dispose or to direct the
                disposition of
                      Ergates Capital Management, LLC: 0
                      Ergon Capital, LP:  0
                      Jason S. Atkins: 0
          (iv)  Shared power to dispose or to direct the
                disposition of
                      Ergates Capital Management, LLC: 0
                      Ergon Capital, LP:  0
                      Jason S. Atkins: 0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         -------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          -------------------------------------------------------------------

Item 10.  Certifications.

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 17, 2009
                                        ----------------------------------------
                                                        (Date)

                                        Ergates Capital Management, LLC**

                                        By: /s/ Jason S. Atkins
                                        ----------------------------------------
                                        Name:  Jason S. Atkins
                                        Title: Managing Member

                                        Ergon Capital, LP**

                                        By: /s/ Jason S. Atkins
                                        ----------------------------------------
                                        Name:  Jason S. Atkins
                                        Title: Managing Member of its
                                               Investment Manager

                                        /s/ Jason S. Atkins(1)
                                        ----------------------------------------
                                            Jason S. Atkins

(1) The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

** The reporting persons disclaim beneficial ownership of the securities reported herein, except to the extent of their pecuniary interest.

                                                                Exhibit A



                                    AGREEMENT

The undersigned agree that this Amendment No. 4 to Schedule 13G dated February 17, 2009 relating to the Common Stock, par value $0.0001 per share, of Blue Coat Systems, Inc. shall be filed on behalf of the undersigned.



                                                Ergates Capital Management, LLC

                                                By: /s/ Jason S. Atkins
                                                    ---------------------------

                                                Name:  Jason S. Atkins
                                                Title: Managing Member


                                                Ergon Capital, LP

                                                By: /s/ Jason S. Atkins
                                                    ---------------------------

                                                Name:  Jason S. Atkins
                                                Title: Managing Member of its
                                                       Investment Manager


                                                /s/ Jason S. Atkins
                                                -------------------------------
                                                Jason S. Atkins


SK 23227 0001 962923